Exhibit 99.1

FOR IMMEDIATE RELEASE

Business Development Corporation of America Prices $100 Million of 4.85% Senior Notes Due 2024

New York, New York, December 4, 2019 – Business Development Corporation of America (“BDCA”) announced that it priced $100 million aggregate principal amount of 4.85% senior unsecured notes (the “Notes”). The Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to institutional accredited investors under Regulation D under the Securities Act. The offering is expected to close on December 5, 2019, subject to customary closing conditions.

The Notes will mature on December 15, 2024, unless repurchased or redeemed in accordance with their terms prior to such date. The Notes will bear interest at a rate of 4.85% per year payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2020.

The Notes will be general unsecured obligations of BDCA that rank senior in right of payment to all of BDCA’s existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all of BDCA’s existing and future senior liabilities that are not so subordinated, effectively junior to any of BDCA’s secured indebtedness (including unsecured indebtedness that BDCA later secures) to the extent of the value of the assets securing such indebtedness, and structurally junior to all existing and future indebtedness incurred by BDCA’s subsidiaries, financing vehicles or similar facilities.

The Notes will contain certain covenants, including a covenant requiring BDCA to comply with the asset coverage requirements of the Investment Company Act of 1940, whether or not it is subject to those requirements. Upon the occurrence of certain change of control events, holders of the notes can require BDCA to repurchase the Notes at a price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest to the repurchase date. The Notes will be issued in denominations of $1,000 and have no sinking fund provisions.

BDCA estimates that the net proceeds from the offering will be approximately $98.4 million, after deducting the initial purchaser’s discount and estimated offering expenses payable by BDCA. BDCA expects to use the proceeds from the offering of the Notes to repay outstanding indebtedness, to make investments in portfolio companies in accordance with BDCA’s investment objectives and for general corporate purposes.

Sandler O’Neill + Partners, L.P. is acting as initial purchaser for the offering.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes and will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

The Notes have not been, and will not be, registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About BDCA

BDCA is a non-traded business development company with a $2.6 billion investment portfolio, which primarily consists of loans to middle market companies, as of September 30, 2019. BDCA operates under the Investment Company Act of 1940. BDCA is managed by its investment adviser, BDCA Adviser, LLC, an affiliate of Benefit Street Partners L.L.C. This press release is not an offer to sell any securities issued by BDCA and is not soliciting an offer to buy such securities. For further information, please visit www.bdcofamerica.com.

About Benefit Street Partners

Benefit Street Partners L.L.C. is a leading credit-focused alternative asset management firm with approximately $27 billion in assets under management. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, long-short liquid credit and commercial real estate debt. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. For further information, please visit www.benefitstreetpartners.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including the statements about BDCA’s expectations regarding the sale of the Notes in the offering, BDCA’s intended use of the gross proceeds, and the anticipated closing date of the offering. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. All such forward looking statements speak only as of the date they are made, and BDCA undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Contacts

BDCA

Business Development Corporation of America

Investor Relations

info@bdca.com

Press Inquiries:

Rachel Bangser

ASC Advisors

rbangser@ascadvisors.com

(203) 992-1230